UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

PATRIOT CAPITAL FUNDING, INC.

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For Immediate Release	News Announcement
Patriot Capital Funding Modifies Previously Declared
Final Dividend and Sets New Record Date
WESTPORT, CT – November 3, 2009 — Patriot Capital Funding, Inc. (NasdaqGS: PCAP) today announced that its board of directors has modified the previously declared final dividend by determining that payment of the final dividend will not be contingent upon the closing of Patriot Capital Funding’s merger with Prospect Capital Corporation. In connection with this determination, the board of directors also set a new record date of November 6, 2009 for the final dividend. Patriot Capital Funding shareholders of record at the close of business on November 6, 2009 will be paid the final dividend upon the earlier to occur of (i) the date of the consummation of Patriot Capital Funding’s merger with Prospect Capital (which is anticipated to be on or around December 2, 2009) or (ii) December 28, 2009. Assuming all conditions to closing of the merger are satisfied and the merger occurs, the shares received in connection with the final dividend will be converted into the merger consideration in accordance with the merger agreement with Prospect Capital.
The final dividend will be in an amount equal to Patriot Capital Funding’s undistributed net ordinary income and capital gains through the date on which the final dividend is paid to Patriot Capital Funding shareholders. It is currently estimated that the amount of the final dividend will be $0.38 per share assuming that the payment date is December 2, 2009. The actual amount of the final dividend may be more or less than the estimated amount and will be determined immediately prior to the date on which the final dividend is paid to Patriot Capital Funding shareholders.
The final dividend is necessary to preserve Patriot Capital Funding’s favorable regulated investment company tax treatment. Specifically, Patriot Capital Funding generally must distribute to its shareholders annually at least 90% of its “investment company taxable income,” which is generally its net ordinary income plus the excess, if any, of realized net short-term capital gains over realized net long-term capital losses, in order to maintain its qualification as a regulated investment company for U.S. federal income tax purposes. As a regulated investment company, Patriot Capital Funding generally is not required to pay corporate-level federal income taxes on any income that it distributes to its shareholders as distributions. Patriot Capital Funding, however, must pay U.S. federal income tax at the regular corporate rates on any income or capital gains not distributed to its shareholders in a timely manner. In addition, because Patriot Capital Funding’s existence will terminate upon the closing of the merger, it is required pursuant to the terms of the merger agreement with Prospect Capital to declare a final dividend to its shareholders, which together with all its previous dividends, will have the effect of distributing to Patriot Capital Funding shareholders all of its regulated investment company taxable income and net capital gains (if any) through the closing date of the merger in order to satisfy the annual regulated investment company distribution requirements and eliminate its liability for federal income tax for the short taxable year ending on the closing date of the merger with Prospect Capital.

In accordance with a recent IRS revenue procedure, the dividend will be payable up to 10% in cash and at least 90% in newly issued shares of Patriot Capital Funding’s common stock. Each shareholder will have the right to elect to receive such dividend in cash or common stock through an election form that will be subsequently distributed to Patriot Capital Funding shareholders of record at the close of business on November 6, 2009, although no more than 10% of the total dividend paid to all shareholders will be paid in cash. If the total portion of the dividend to be paid to shareholders electing to receive cash exceeds 10% of the total dividend, each such shareholder electing to receive cash will receive an allocable portion of the total cash to be distributed and the remaining portion of the distribution to be paid to each such shareholder will be paid in common stock.
Also, Patriot Capital Funding previously terminated its dividend reinvestment plan. As a result, the dividend reinvestment plan will not apply to the final dividend.
About Patriot Capital Funding, Inc.
Patriot Capital Funding, Inc. (www.patcapfunding.com) is a specialty finance company providing customized financing solutions primarily to private equity sponsors focused on making investments in small- to mid-sized companies.
Forward-Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the estimated amount of the final dividend and the proposed merger transaction between Patriot Capital Funding and Prospect Capital. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including that the actual amount of the final dividend may be materially different than the estimated amount of the final dividend and that Patriot Capital’s merger with Prospect Capital may not be consummated, and other factors enumerated in the filings Patriot Capital Funding makes with the SEC. Patriot Capital Funding undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed merger transaction involving Patriot Capital Funding and Prospect Capital. In connection with the proposed merger, Prospect Capital has filed with the SEC a registration statement on Form N-14 containing a proxy statement/prospectus for the shareholders of Patriot Capital Funding, and each of Patriot Capital Funding and Prospect Capital may be filing other documents with the SEC regarding the proposed merger transaction. The definitive proxy statement/prospectus has been mailed to shareholders of Patriot Capital Funding.
BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, PATRIOT CAPITAL FUNDING’S SHAREHOLDERS AND INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and shareholders may obtain, without charge, a copy of the definitive proxy statement/prospectus, as well as other relevant documents containing important information about Patriot Capital Funding and Prospect Capital at the SEC’s website (http://www.sec.gov). Patriot Capital Funding’s shareholders also may obtain, without charge, a copy of the definitive proxy statement/prospectus and other relevant documents by directing a request by mail or telephone to Patriot Capital Funding, 274 Riverside Avenue, Westport, Connecticut, (203) 429-2700.
Patriot Capital Funding and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from Patriot Capital Funding’s shareholders with respect to the proposed merger. Information about Patriot Capital Funding’s directors and executive officers and their ownership of Patriot Capital Funding’s common stock is set forth in the definitive proxy statement/prospectus for Patriot Capital Funding’s special meeting of shareholders, which was filed with the SEC on Schedule 14A on October 26, 2009. Shareholders may obtain additional information regarding the interests of Patriot Capital Funding and its directors and executive officers in the proposed merger, which may be different than those of Patriot Capital Funding’s shareholders generally, by reading the definitive proxy statement/prospectus and other relevant documents regarding the proposed merger.

CONTACTS
Richard Buckanavage	Robert Rinderman or Norberto Aja
President and Chief Executive Officer	Jaffoni & Collins Incorporated
203/429-2700	212/835-8500 or
PCAP@jcir.com
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